Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
EXPENSIFY, INC.
The undersigned, David Barrett, hereby certifies that:
1.    He is the duly elected and acting President of Expensify, Inc., a Delaware corporation.
2.    The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on April 29, 2009.
3.    The Amended and Restated Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:
ARTICLE I
The name of this corporation is Expensify, Inc. (the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 3500 South DuPont Highway, Dover, Delaware, County of Kent, 19901. The name of its registered agent at such address is Incorporating Services, Ltd.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.
ARTICLE IV
(A)    Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 14,574,049 shares, each with a par value of $0.0001 per share. 9,500,000 shares shall be Common Stock and 5,074,049 shares shall be Preferred Stock.
(B)    Rights, Preferences and Restrictions of Preferred Stock. 1,090,868 shares of the Preferred Stock authorized by this Amended and Restated Certificate of Incorporation (the “Restated Certificate”) shall be designated “Series A Preferred Stock,” 2,143,025 shares of the Preferred Stock authorized by this Restated Certificate shall be designated “Series B Preferred Stock,” 716,037 shares of the Preferred Stock authorized by this Restated Certificate shall be designated “Series B-1 Preferred Stock,” and 1,124,119 shares of the Preferred Stock authorized by this Restated Certificate shall be designated “Series C Preferred Stock,”. The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).
1.    Dividend Provisions. The holders of shares of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation, provided that an adjustment to the respective Conversion Price (as defined below) of such other securities or rights has been made in accordance with Section 4(d)(ii) below) on the Common Stock of the Corporation, at the rate of (i) in the case of the Series A Preferred Stock, $0.07334 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share, (ii) in the case of the Series B Preferred Stock, $0.21432 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share, (iii) in the case of the Series B-1 Preferred Stock, $0.4437 per share (as adjusted for stock splits, stock dividends, reclassification and the like), and (iv) in the case of the Series C Preferred Stock, $1.2454 per share (as adjusted for stock splits, stock dividends, reclassification and the like) in each case payable when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”). Such dividends shall not be cumulative. After payment of such dividends, any additional dividends or distributions shall be distributed among the holders of Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock then held by each holder (assuming conversion of all such Preferred Stock into Common Stock).
2.    Liquidation.
(a)    Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets, funds or proceeds (the “Proceeds”) available for distribution from a Liquidation Transaction (as defined below) of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount equal to (i) in the case of the Series A Preferred Stock, $0.9167 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share then held by them, (ii) in the case of the Series B Preferred Stock, $2.67903 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share then held by them (iii) in the case of the Series B-1 Preferred Stock, $5.54619 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share then held by them, and (iv) in the case of the Series C Preferred Stock, $15.56770 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share then held by them, plus declared but unpaid dividends. If, upon the occurrence of such event, the Proceeds available for distribution to stockholders shall be insufficient to permit the payment to the holders of the Preferred Stock of the full aforesaid preferential amounts, the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this subsection (a).

(b)    Remaining Assets. Upon the completion of the distribution required by Section 2(a) above, if Proceeds remain, the holders of the Common Stock of the Corporation shall receive all of the remaining Proceeds available for distribution to stockholders which shall be distributed ratably among such holders in proportion to their respective number of issued and outstanding shares of Common Stock then held.
Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Transaction each such holder of shares of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of Preferred Stock into shares of Common Stock immediately prior to the Liquidation Transaction if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.
(c)    Certain Acquisitions.
(i)    Deemed Liquidation. For purposes of this Section 2, a liquidation, dissolution, or winding up of the Corporation shall be deemed to occur if the Corporation shall (x) sell, convey, or otherwise dispose of all or substantially all of its assets, property or business, grant an exclusive and irrevocable license of all or substantially all of the Corporation’s intellectual property to a third party or (y) merge with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Corporation) (any such transaction a “Liquidation Transaction”), provided, however, that none of the following shall be considered a Liquidation Transaction: (A) a merger effected exclusively for the purpose of changing the domicile of the Corporation, (B) an equity financing in which the Corporation is the surviving corporation, or (C) a transaction in which the stockholders of the Corporation existing immediately prior to the transaction own 50% or more of the voting stock of the surviving corporation following the transaction (taking into account only stock of the Corporation held by such stockholders prior to the transaction); and provided further, that the treatment of any particular transaction or series of related transactions as a Liquidation Transaction may be waived by the vote or written consent of the holders of (1) at least a majority of the outstanding Preferred Stock (voting together as a single class and on an as-converted basis) and (2) at least a majority of the outstanding Series C Preferred Stock (voting as a separate series on an as-converted basis).
(ii)    Mechanics of Payment. In the event of a Liquidation Transaction effected by a merger or consolidation of the Corporation with or into any other entity (a “Merger Liquidation”), payment to the holders of Common Stock and Preferred Stock of the Corporation shall be made in the form of consideration specified in the definitive agreement evidencing such Merger Liquidation (with Proceeds allocated as set forth above in paragraphs 2(a) and 2(b)). In the event of a Liquidation Transaction that is effected other than by Merger

Liquidation, or in the event that the definitive agreement evidencing a Merger Liquidation does not specify the form in which payment of the consideration should be made, the payment to the holders of Preferred Stock or required by this Section 2(c) shall be made 100% in cash unless the Board of Directors (including the Preferred Directors (as defined below)) determines otherwise, provided, however, that (i) all holders of Preferred Stock must receive the same form or forms of consideration (and, if more than one form, in the same proportion) and (ii) all holders of Common Stock must receive the same form or forms of consideration (and, if more than one form, in the same proportion), unless the holders of a majority in interest of the Preferred Stock then outstanding and the holders of a majority in interest of the Series C Preferred Stock then outstanding, each voting as a separate class on an as-converted basis, elect otherwise.
(iii)    Valuation of Consideration. In the event of a Liquidation Transaction, if all or a portion of the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors (including the Preferred Directors), provided that any securities shall be valued as follows:
(A)    Securities not subject to investment letter or other similar restrictions on free marketability:
(1)    If traded on a securities exchange, the value shall be based on the formula specified in the definitive agreements for the Liquidation Transaction, or if no such formula exists, then the value shall be based on a formula approved by the Board of Directors (including the Preferred Directors) and derived from the closing prices of the securities on such exchange over a specified time period;
(2)    If actively traded over-the-counter, the value shall be based on the formula specified in the definitive agreements for the Liquidation Transaction or, if no such formula exists, then the value of such securities shall be based on a formula approved by the Board of Directors (including the Preferred Directors) and derived from the closing bid or sales prices (whichever is applicable) of such securities over a specified time period; and
(3)    If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors (including the Preferred Directors).
(B)    The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 2(c)(iii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors (including the Preferred Directors).
(iv)    Notice of Liquidation Transaction. The Corporation shall give each holder of record of Preferred Stock written notice of any impending Liquidation

Transaction not later than ten (10) days prior to the stockholders’ meeting called to approve such Liquidation Transaction, or ten (10) days prior to the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. Unless such notice requirements are waived, the Liquidation Transaction shall not take place sooner than ten (10) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein. Notwithstanding the other provisions of this Restated Certificate, all notice periods or requirements in this Restated Certificate may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of a majority of the Preferred Stock and the holders of a majority of the Series C Preferred Stock, each voting as a separate class on an as-converted basis, that are entitled to such notice rights. In the event of a Liquidation Transaction referred to in Section 2(c)(i)(x), if the Corporation does not effect a dissolution of the Corporation under the Delaware General Corporation Law within one hundred twenty (120) days after such Liquidation Transaction and if the holders of a majority of the then outstanding shares of Preferred Stock so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after the closing of such Liquidation Transaction, the Corporation shall use the Proceeds received by the Corporation for such Liquidation Transaction (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by the Delaware General Corporation Law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after the closing of such Liquidation Transaction, to redeem all outstanding shares of Preferred Stock with such Available Proceeds allocated to the stockholders in accordance with Sections 2(a) and 2(b) above. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall ratably redeem each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under the Delaware General Corporation Law governing distributions to stockholders.
(v)    Effect of Noncompliance. In the event the requirements of this Section 2(c) are not complied with, the Corporation shall forthwith either cause the closing of the Liquidation Transaction to be postponed until the requirements of this Section 2 have been complied with, or cancel such Liquidation Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 2(c)(iv).
(vi)    Allocation of Escrow. In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the definitive agreement for such Deemed Liquidation Event shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a) and 2(b) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Section 2(a) and 2(b) after taking into account the previous payment of the Initial Consideration as part of the same transaction.
3.    Redemption. Except as set forth in Section 2(c)(iv) above, the Preferred Stock is not redeemable at the option of the holder.
4.    Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
(a)    Right to Convert.
(i)    Subject to Section 4(c), each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.9167 by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share of Series A Preferred Stock shall be $0.9167 (as adjusted for stock splits, stock dividends, reclassification and the like). Such initial Conversion Price shall be subject to adjustment as set forth in Section 4(d).
(ii)    Subject to Section 4(c), each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $2.67903 by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share of Series B Preferred Stock shall be $2.67903 (as adjusted for stock splits, stock dividends, reclassification and the like). Such initial Conversion Price shall be subject to adjustment as set forth in Section 4(d).
(iii)    Subject to Section 4(c), each share of Series B-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $5.54619 by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share of Series B-1 Preferred Stock shall be $5.54619 (as adjusted for stock splits, stock dividends, reclassification and the like). Such initial Conversion Price shall be subject to adjustment as set forth in Section 4(d).
(iv)    Subject to Section 4(c), each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $15.56770 by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share of Series C Preferred Stock shall be $15.56770 (as adjusted for stock splits, stock dividends, reclassification and the like). Such initial Conversion Price shall be subject to adjustment as set forth in Section 4(d).
(b)    Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Price at the time in effect for such share upon the earlier of (i) except as provided below in Section 4(c), immediately prior to the closing of the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) at a price per share equal to at least $46.70310 (as adjusted for stock splits, stock dividends, reclassification and the like) which results in aggregate cash proceeds to the Corporation of not less than $50 million (net of underwriting discounts and commissions) (a “Qualified IPO”) or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Preferred Stock (voting together as a single class on an as-converted basis), provided, however, that the automatic conversion of the Series C Preferred Stock shall also require the written consent or agreement of the holders of a majority of the then outstanding shares of Series C Preferred Stock (voting as a separate series on an as-converted basis).
(c)    Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to voluntarily convert such Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed (or a reasonably acceptable affidavit and indemnity undertaking in the case of a lost, stolen or destroyed certificate), at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a certificate for the remaining number of shares of Preferred Stock if less than all of the Preferred Stock evidenced by the certificate were surrendered. Such conversion shall be deemed to have been made immediately prior to the close of business on (i) the date of such surrender of the shares of Preferred Stock to be converted or (ii) if applicable, the date of automatic conversion specified in Section 4(b) above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act or a Liquidation Transaction the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering or the closing of such Liquidation Transaction, in which event any persons entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities or such Liquidation Transaction.
(d)    Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:
(i)    Issuance of Additional Stock below Purchase Price. If the Corporation should issue, at any time after the date upon which this Restated Certificate of Incorporation is accepted for filing by the Secretary of State of Delaware (the “Filing Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(d)(i), unless otherwise provided in this Section 4(d)(i).
(A)    Adjustment Formula. Whenever the Conversion Price is adjusted pursuant to this Section (4)(d)(i), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately before such issuance (the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term “Outstanding Common” shall include shares of Common Stock deemed issued pursuant to Section 4(d)(i)(E) below.
(B)    Definition of “Additional Stock”. For purposes of this Section 4(d)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation after the Filing Date) other than:
(1)    Shares of Common Stock issued or issuable upon conversion of the Series C Preferred Stock sold pursuant to that certain Series C Preferred Stock Purchase Agreement dated on or about the Filing Date (the “Purchase Agreement”), as may be amended from time to time;
(2)    Shares of Common Stock issued or issuable upon conversion of Preferred Stock outstanding on the Filing Date;

(3)    Up to 1,649,515 shares of Common Stock (as adjusted for stock splits, stock dividends, reclassification and the like) issued or issuable to employees, officers, consultants or directors of the Corporation or other persons performing services for the Corporation, pursuant to a stock option plan or restricted stock plan approved by the Board of Directors, (including the Preferred Directors);
(4)    Common Stock issued upon exercise of options, warrants or convertible securities outstanding on the filing date;
(5)    Common Stock issued pursuant to stock dividends, stock splits or similar transactions, as described in Section 4(d)(ii) hereof;
(6)    Capital stock, or warrants or options to purchase capital stock, issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors (including the Preferred Directors);
(7)    Capital stock, or warrants or options to purchase capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions, the terms of which are approved by the Board of Directors (including the Preferred Directors) and primarily for non-equity financing purposes;
(8)    Capital stock, or warrants or options to purchase capital stock, issued or issuable to an entity as a component of any business relationship with such entity for the purposes of sponsored research, collaboration, technology license, development, OEM, marketing or other similar arrangements or strategic partnerships approved by the Board of Directors (including the Preferred Directors) and primarily for non-equity financing purposes;
(9)    Shares of Common Stock issued or issuable in a public offering approved by the Board of Directors (including the Preferred Directors) in which all shares of the Preferred Stock is converted to Common Stock; and
(10)    Common Stock issued or deemed issued pursuant to Section 4(d)(i)(E) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Section 4(d).
(C)    No Fractional Adjustments. No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward or at such earlier date as all outstanding shares of Preferred Stock shall be converted into Common Stock.

(D)    Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors including the Preferred Directors, irrespective of any accounting treatment.
(E)    Deemed Issuances of Common Stock. In the case of the issuance (whether before, on or after the Filing Date) of securities or rights convertible into, or exchangeable or exercisable for, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of this Section 4(d)(i):
(1)    The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, and including the effect of antidilution adjustments that have already been made) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (but including the effect of antidilution adjustments that have already been made) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D)).
(2)    In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the applicable Conversion Price of a series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.
(3)    Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the applicable Conversion Price of a series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(4)    The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 4(d)(i)(E)(1) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(2) or 4(d)(i)(E)(3).
(F)    No Increased Conversion Price. Notwithstanding any other provisions of this Section (4)(d)(i), except to the limited extent provided for in Sections 4(d)(i)(E)(2) and 4(d)(i)(E)(3), no adjustment of the Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.
(ii)    Stock Splits and Dividends. In the event the Corporation should at any time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder other than in the form of Corporation securities, for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the applicable Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with, if applicable, the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).
(iii)    Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a reverse stock split or combination of the outstanding shares of Common Stock, then, following the record date of such combination, the applicable Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares of Common Stock.
(e)    Other Distributions. In the event the Corporation shall declare a distribution (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 of this Article IV(B)) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(ii), then, in each such case for the purpose of this Section 4(e), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f)    Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 of this Article IV(B)) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.
(g)    No Impairment. The Corporation will not, without the appropriate vote of the stockholders under the General Corporation law or Section 6 of this Article IV(B), by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.
(h)    No Fractional Shares and Certificate as to Adjustments.
(i)    No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors (including the Preferred Directors).
(ii)    Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the applicable Conversion Price for the Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Preferred Stock.
(i)    Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.
(j)    Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.
(k)    Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.
(l)    Waiver of Adjustment to Conversion Price.  Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of such series of Preferred Stock.  Any such waiver shall bind all future holders of shares of such series of Preferred Stock.
5.    Voting Rights.
(a)    General Voting Rights. Except as expressly provided by this Restated Certificate or as provided by law, the holders of Preferred Stock shall have the same voting rights as the holders of Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and the holders of Common Stock and the Preferred Stock shall vote together as a single class on as as-converted basis on all such matters. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held, and each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could then be converted. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).
(b)    Election of Directors. For so long as at least 500,000 shares of Series A Preferred Stock and 500,000 shares of Series B Preferred Stock are outstanding (each as adjusted for stock splits, stock dividends, reclassification and the like), the holders of Series A Preferred Stock and Series B Preferred Stock shall be entitled to elect one (1) director (the “Series A/B Preferred Director”) of the Corporation at any election of directors. For so long as at least 500,000 shares of Series C Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the holders of Series C Preferred Stock shall be entitled to elect one (1) director (the “Series C Preferred Director” and together with the Series A/B Preferred Director, the “Preferred Directors”) of the Corporation at any election of directors. The holders of Common Stock shall be entitled to elect two (2) directors of the Corporation at any election of directors. The holders of a majority of the Preferred Stock and Common Stock (voting together as a single class on an as-converted basis) shall be entitled to elect any remaining directors.
(c)    Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the Delaware General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Amended and Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the applicable class or series of the Corporation’s stockholders or (ii) written consent of the applicable class or series of the Corporation’s stockholders, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of such stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.
6.    Protective Provisions.
(a)    So long as at least 1,000,000 shares of Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not (by amendment, merger, reclassification, consolidation or otherwise, either directly or indirectly by subsidiary) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a class on an as-converted basis:
(i)    amend this Corporation’s Certificate of Incorporation or Bylaws;
(ii)    increase or decrease (other than by conversion) the total number of authorized shares of Common Stock or Preferred Stock;
(iii)    authorize or issue, or obligate itself to issue, any other equity security, including any security (other than Series C Preferred Stock sold pursuant to the Purchase Agreement) convertible into or exercisable for any equity security, having a preference over, or being on a parity with, any series of Preferred Stock with respect to voting (other than the pari passu voting rights of Common Stock), dividends, redemption, conversion or upon liquidation;
(iv)    redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock at cost from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements approved by the Board of Directors (including the Preferred Directors) or (ii) the exercise by this Corporation of contractual rights of first refusal over such shares approved by the Board of Directors (including the consent of the Preferred Directors);
(v)    effect a liquidation, dissolution or winding up, or Liquidation Transaction, or any other merger or consolidation of the Corporation or a subsidiary of the Corporation with or into any other entity, or any other reclassification or recapitalization of the capital stock of the Corporation;
(vi)    incur any indebtedness in excess of $1,500,000, unless approved by the Board of Directors (including the Preferred Directors); or
(vii)    increase or decrease the size of the Board of Directors; or
(viii)    declare or pay any dividend or other distribution on any shares of Common Stock or Preferred Stock.
(b)    So long as at least 550,000 shares of Series A Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not (by amendment, merger, reclassification, consolidation or otherwise, either directly or indirectly by subsidiary) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as a class:
(i)    perform any action that adversely affects the rights, preferences or privileges of the Series A Preferred Stock in a manner different from the Series B Preferred Stock, the Series B-1 Preferred Stock, or the Series C Preferred Stock;
(ii)    amend the Corporation’s Certificate of Incorporation or Bylaws so as to adversely impact the powers, designations, preferences and restrictions of the Series A Preferred Stock; or
(iii)    increase or decrease the authorized shares of Series A Preferred Stock.
(c)    So long as at least 1,070,000 shares of Series B Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not (by amendment, merger, reclassification, consolidation or otherwise, either directly or indirectly by subsidiary) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series B Preferred Stock, voting as a class:
(i)    perform any action that adversely affects the rights, preferences or privileges of the Series B Preferred Stock in a manner different from the Series A Preferred Stock, the Series B-1 Preferred Stock, or the Series C Preferred Stock;
(ii)    amend the Corporation’s Certificate of Incorporation or Bylaws so as to adversely impact the powers, designations, preferences and restrictions of the Series B Preferred Stock; or
(iii)    increase or decrease the authorized shares of Series B Preferred Stock.
(d)    So long as at least 360,000 shares of Series B-1 Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not (by amendment, merger, reclassification, consolidation or otherwise, either directly or indirectly by subsidiary) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series B-1 Preferred Stock, voting as a class:
(i)    perform any action that adversely affects the rights, preferences or privileges of the Series B-1 Preferred Stock in a manner different from the Series A Preferred Stock, the Series B Preferred Stock, or the Series C Preferred Stock;
(ii)    amend the Corporation’s Certificate of Incorporation or Bylaws so as to adversely impact the powers, designations, preferences and restrictions of the Series B-1 Preferred Stock; or

(iii)    increase or decrease the authorized shares of Series B-1 Preferred Stock.
(e)    So long as at least 560,000 shares of Series C Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not (by amendment, merger, reclassification, consolidation or otherwise, either directly or indirectly by subsidiary) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series C Preferred Stock, voting as a class on an as-converted basis:
(i)    perform any action that adversely affects the rights, preferences or privileges of the Series C Preferred Stock in a manner different from the Series A Preferred Stock, the Series B Preferred Stock, or the Series B-1 Preferred Stock;
(ii)    amend the Corporation’s Certificate of Incorporation or Bylaws so as to adversely impact the powers, designations, preferences and restrictions of the Series C Preferred Stock; or
(iii)    increase or decrease the authorized shares of Series C Preferred Stock.
7.    Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. This Restated Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.
(C)    Common Stock.
1.    Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.
2.    Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, or the occurrence of a Liquidation Transaction, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B).
3.    Redemption. The Common Stock is not redeemable at the option of the holder.
4.    Voting Rights. Each holder of Common Stock shall have the right to one vote per share of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote (voting together as a single class and not as separate series, and on an as-converted basis), irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.
ARTICLE V
Except as otherwise provided in this Restated Certificate, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation.
ARTICLE VI
Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation. The authorized number of directors shall be set forth in the Corporation’s Bylaws.
ARTICLE VII
(A)    To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
(B)    The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.
(C)    Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE VIII
Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.
ARTICLE IX
To the extent one or more sections of any other state corporations code setting forth minimum requirements for this Corporation’s retained earnings and/or net assets are applicable to this Corporation’s repurchase of shares of Common Stock, such code sections shall not apply, to the greatest extent permitted by applicable law, in whole or in part with respect to repurchases by this Corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for this Corporation or any subsidiary pursuant to agreements under which this Corporation has the right to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment.  In the case of any such repurchases, distributions by this Corporation may be made without regard to the “preferential dividends arrears amount” or any “preferential rights amount,” as such terms may be defined in such other state’s corporations code.”
ARTICLE X
The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.
ARTICLE XI
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article Eleventh shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Eleventh (including, without limitation, each portion of any sentence of this Article Eleventh containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
*    *    *
The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.
Executed at San Francisco, California, on January 22, 2015.

/s/ David Barrett
David Barrett, President

CERTIFICATE OF AMENDMENT OF
THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
EXPENSIFY, INC.
Expensify, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
DOES HEREBY CERTIFY:
1.    That the name of this Corporation is Expensify, Inc., and that this Corporation was originally incorporated pursuant to the General Corporation Law on April 29, 2009.
2.    That the Board of Directors duly adopted resolutions proposing to amend the Amended and Rested Certificate of Incorporation of this Corporation, declaring said amendment to be advisable and in the best interests of this Corporation and its stockholders, and authorizing the appropriate officers of this Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is as follows:
RESOLVED, that Subsection 4(d)(i)(B)(3) of Section B of Article 4 of the Amended and Restated Certificate of Incorporation of the Corporation shall be amended to read in its entirety as follows:
“Up to 1,703,028 shares of Common Stock (as adjusted for stock splits, stock dividends, reclassification and the like) issued or issuable to employees, officers, consultants or directors of the Corporation or other persons performing services for the Corporation, pursuant to a stock option plan or restricted stock plan approved by the Board of Directors, (including the Preferred Directors)”
3.    That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law.
IN WITNESS WHEREOF, this Certificate of Amendment of the Amended and Rested Certificate of Incorporation has been executed by a duly authorized officer of this Corporation as of January 16, 2018.

/s/ David Barrett
David Barrett, CEO

CERTIFICATE OF AMENDMENT OF
THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
EXPENSIFY, INC.
Expensify, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
DOES HEREBY CERTIFY:
1.    That the name of this Corporation is Expensify, Inc., and that this Corporation was originally incorporated pursuant to the General Corporation Law on April 29, 2009.
2.    That the Board of Directors duly adopted resolutions proposing to amend the Amended and Rested Certificate of Incorporation of this Corporation, declaring said amendment to be advisable and in the best interests of this Corporation and its stockholders, and authorizing the appropriate officers of this Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is as follows:
RESOLVED, that Section A of Article 4 of the Amended and Restated Certificate of Incorporation of the Corporation shall be amended to read in its entirety as follows:
“Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 16,208,837 shares, each with a par value of $0.0001 per share. 10,317,394 shares shall be Common Stock and 5,891,443 shares shall be Preferred Stock.”
RESOLVED, that the first paragraph of Section B of Article 4 of the Amended and Restated Certificate of Incorporation of the Corporation shall be amended to read in its entirety as follows:
“Rights, Preferences and Restrictions of Preferred Stock. 1,090,868 shares of the Preferred Stock authorized by this Amended and Restated Certificate of Incorporation (the “Restated Certificate”) shall be designated “Series A Preferred Stock,” 2,884,647 shares of the Preferred Stock authorized by this Restated Certificate shall be designated “Series B Preferred Stock,” 737,572 shares of the Preferred Stock authorized by this Restated Certificate shall be designated “Series B-1 Preferred Stock,” and 1,178,356 shares of the Preferred Stock authorized by this Restated Certificate shall be designated “Series C Preferred Stock,”. The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).”

3.    That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law.
IN WITNESS WHEREOF, this Certificate of Amendment of the Amended and Rested Certificate of Incorporation has been executed by a duly authorized officer of this Corporation as of April 16, 2018.

/s/ David Barrett
David Barrett, CEO

CERTIFICATE OF AMENDMENT OF
THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
EXPENSIFY, INC.
Expensify, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
DOES HEREBY CERTIFY:
1.    That the name of this Corporation is Expensify, Inc., and that this Corporation was originally incorporated pursuant to the General Corporation Law on April 29, 2009.
2.    That the Board of Directors duly adopted resolutions proposing to amend the Amended and Rested Certificate of Incorporation of this Corporation, declaring said amendment to be advisable and in the best interests of this Corporation and its stockholders, and authorizing the appropriate officers of this Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is as follows:
RESOLVED, that Section A of Article 4 of the Amended and Restated Certificate of Incorporation of the Corporation shall be amended to read in its entirety as follows:
“Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 13,703,139 shares, each with a par value of $0.0001 per share. 9,500,000 shares shall be Common Stock and 4,203,139 shares shall be Preferred Stock.”
RESOLVED, that the first paragraph of Section B of Article 4 of the Amended and Restated Certificate of Incorporation of the Corporation shall be amended to read in its entirety as follows:
“Rights, Preferences and Restrictions of Preferred Stock. 1,090,868 shares of the Preferred Stock authorized by this Amended and Restated Certificate of Incorporation (the “Restated Certificate”) shall be designated “Series A Preferred Stock,” 1,401,399 shares of the Preferred Stock authorized by this Restated Certificate shall be designated “Series B Preferred Stock,” 644,541 shares of the Preferred Stock authorized by this Restated Certificate shall be designated “Series B-1 Preferred Stock,” and 1,066,331 shares of the Preferred Stock authorized by this Restated Certificate shall be designated “Series C Preferred Stock,”. The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).”

3.    That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law.
IN WITNESS WHEREOF, this Certificate of Amendment of the Amended and Rested Certificate of Incorporation has been executed by a duly authorized officer of this Corporation as of May 3, 2018.

/s/ David Barrett
David Barrett, CEO

CERTIFICATE OF AMENDMENT OF
THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
EXPENSIFY, INC.
Expensify, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
DOES HEREBY CERTIFY:
1.    That the name of this Corporation is Expensify, Inc., and that this Corporation was originally incorporated pursuant to the General Corporation Law on April 29, 2009.
2.    That the Board of Directors duly adopted resolutions proposing to amend the Amended and Rested Certificate of Incorporation of this Corporation, declaring said amendment to be advisable and in the best interests of this Corporation and its stockholders, and authorizing the appropriate officers of this Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is as follows:
RESOLVED, that Section 4(d)(B)(3) of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation shall be amended to read in its entirety as follows:
“(3)    Up to 2,520,425 shares of Common Stock (as adjusted for stock splits, stock dividends, reclassification and the like) issued or issuable to employees, officers, consultants or directors of the Corporation or other persons performing services for the Corporation, pursuant to a stock option plan or restricted stock plan approved by the Board of Directors, (including the Preferred Directors).”
3.    That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law.
IN WITNESS WHEREOF, this Certificate of Amendment of the Amended and Rested Certificate of Incorporation has been executed by a duly authorized officer of this Corporation as of April 22, 2019.

/s/ David Barrett
David Barrett, CEO

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
EXPENSIFY, INC.
Expensify, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”),
DOES HEREBY CERTIFY:
FIRST: That the Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting Article IV, Section (A) in its entirety and replacing the same to read as follows:
“ARTICLE IV
(A) The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 99,203,139 shares, each with a par value of $0.0001 per share. 95,000,000 shares shall be Common Stock and 4,203,139 shares shall be Preferred Stock.
Effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the “Effective Time”), each share of Common Stock issued and outstanding or held by the Corporation in treasury as of immediately prior to the Effective Time hereby is automatically, without any action on the part of the Corporation or any holder thereof, reclassified into ten (10) shares of Common Stock (the “Stock Split”). From and after the Effective Time, certificates representing shares of Common Stock issued and outstanding immediately prior to the Effective Time shall thereafter represent the number of whole shares of Common Stock into which such shares have been reclassified at the Effective Time pursuant to this Certificate of Amendment (as well as the right to receive any applicable payment of cash in lieu of fractional shares of Common Stock as provided for herein); provided, however, that each holder of record of a stock certificate or certificates that represents shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be entitled to receive, upon surrender of such certificate or certificates, a new certificate evidencing the number of whole shares of Common Stock to which such person is entitled pursuant to this paragraph (as well as any applicable payment of cash in lieu of fractional shares of Common Stock as provided for herein).”
SECOND: That the foregoing amendment was duly adopted in accordance with Section 242 of the DGCL, with the stockholders acting by written consent in lieu of a meeting in accordance with Section 228 of the DGCL.
[Remainder of Page Intentionally Blank – Signature Page Follows.]

    IN WITNESS WHEREOF, the undersigned officer of the Corporation does hereby execute this Certificate of Amendment this 27th day of October, 2021.

By:	/s/ David Barrett
Name:	David Barrett
Title:	Chief Executive Officer